Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS

FIRST QUARTER 2010 RESULTS AND REAFFIRMS 2010 GUIDANCE

Rye Brook, NY — April 29, 2010 — Universal American Corp. (NYSE: UAM) today announced financial results for the quarter ended March 31, 2010.

First Quarter 2010 Highlights

•                  Net income was $1.4 million, or $0.02 per share, including a non-recurring tax benefit of $2.3 million, or $0.03 per share, and after-tax net realized losses of $0.2 million.

•                  Revenues increased 11% to $1.5 billion from the $1.4 billion for the prior year period.

Reaffirms 2010 Guidance

•                  Earnings per share of $1.70 to $1.80, excluding realized gains and losses on investments and non-recurring tax benefits.

•                  Revenues of between $5.3 and $5.6 billion.

First Quarter 2010

Universal American’s reported net income for the first quarter of 2010 was $1.4 million, or $0.02 per share. The reported net income includes a non-recurring tax benefit of $2.3 million, or $0.03 per share, and after-tax net realized losses of $0.2 million, or less than $0.01 per share. The results for the first quarter include $7.8 million, or $0.10 per share, after-tax of net prior period items.

This compares to a reported net loss of $13.1 million, or $0.16 per share, in the first quarter of 2009, which included realized losses of $4.7 million, or $0.06 per share, after-tax and $9.0 million, or $0.11 per share, after-tax of net prior period items.  Total revenues for the first quarter of 2010 increased by approximately 11%, to $1.5 billion, compared to the first quarter of 2009.

Management Comments

Richard A. Barasch, Chairman and CEO, commented: “The results of the first quarter reflect continued solid execution in our core Medicare businesses.  We posted strong enrollment gains in Part D and Medicare Advantage and are now the nation’s third largest sponsor of Medicare programs. Of particular note, our new PPO products are gaining market acceptance, both for new members and for PFFS members who are migrating to PPO products.

“In the challenging post-reform environment that lies ahead, we will continue our efforts to reduce our costs, expand our network footprint and invest in improving our medical management capability for the benefit of our members.  To that end, we are continuing to invest in our Healthy CollaborationSM model in which we work closely with providers and members to promote better health outcomes and control medical costs.”

Medicare Part D

	Three Months Ended March 31,
Financial Performance ($ in millions)	2010	2009

Revenue	$644.2	$615.7

Operating Loss	$(32.0)	$(35.9)

For the first quarter 2010, the improved operating loss was attributable to continued reductions in expense ratios, offset in part by the increased seasonal loss caused by higher membership. Operating income in the first quarter of 2010 included $4.1 million of pre-tax unfavorable net prior period items.  Membership increased year-over-year by approximately 11% to nearly

1.9 million members, driven mainly by the addition of 149,000 dual eligible members.

Medicare Advantage

	Three Months Ended March 31,
Financial Performance ($ in millions)	2010	2009

Revenue	$785.0	$646.2

Operating Income	$47.6	$46.2

For the first quarter 2010, the improvement in operating income was attributable to higher membership and a reduction in expense ratios, partially offset by higher in-period benefit ratios. In the first quarter of 2010, Medicare Advantage operating income included pre-tax positive prior period adjustments of $16.4 million, compared to $15.7 million in the first quarter of 2009. Excluding these prior period adjustments, the adjusted medical benefits ratio, or MBR, was 84.4% for the three months ended March 31, 2010 and 83.0% for the three months ended March 31, 2009.

Membership in network-based plans increased 45% year-over-year to approximately 89,000 as of March 31, 2010, driven by strong enrollment growth in our 43 PPO markets.

As of March 31, 2010, PFFS membership was approximately 197,000, an increase of 15% year-over-year due to higher sales and lower attrition.  Based on the current listing of rural counties, approximately 25% of our PFFS membership is in areas designated as rural, which will allow these members to continue their PFFS coverage for at least one more year.  We have also filed network products in 12 new markets, as well as in many expansion counties contiguous to our existing PPO markets.  There can be no assurance that our new filings will be approved by CMS.

Traditional Insurance

	Three Months Ended March 31,
Financial Performance ($ in millions)	2010	2009

Revenue	$80.3	$104.1

Operating Loss	$(5.7)	$(15.5)

The Traditional Insurance segment operating loss improved year-over-year due to improved benefit and expense ratios, offset by lower revenue due to lower in-force membership and reduced net investment income.

Investment Portfolio

Universal American’s $1.9 billion portfolio of cash and invested assets, as of March 31, 2010, has the following characteristics:

•                  Approximately $946 million of cash and cash equivalents are primarily invested in U.S. Government money market funds

•                  84% is invested in U.S. Government and agency securities, including investments in U.S. Government money market funds

•                  The average credit quality of the longer term fixed-income portfolio is AA, with 67% invested in securities rated AA or higher

•                  Less than 1% of the portfolio is non-investment grade

A complete listing of our investment portfolio is available for review in the financial supplement located in the Investors — Financial Reports section of our website, www.UniversalAmerican.com.

Balance Sheet and Liquidity

Total assets were $4.1 billion as of March 31, 2010, compared with $3.8 billion at December 31, 2009. Total cash and investments were $1.9 billion at March 31, 2010, compared to $1.8 billion at December 31, 2009.  Total policyholder liabilities were $1.5 billion at March 31, 2010, up from $1.4 billion at December 31, 2009.  Stockholders’ equity as of March 31, 2010, was $1.5 billion, compared to $1.4 billion at December 31, 2009. Book value per share increased to $18.46 per common share from $18.44 per common share, at December 31, 2009.

As of March 31, 2010, the Company had unregulated cash of $98.9 million and access to $150 million under our credit facility, which expires in September 2012. The ratio of debt to total capitalization, excluding the effect of Accumulated Other Comprehensive Income (Loss) and including Universal American’s trust preferreds as debt was 22.3% at March 31, 2010 compared to 22.5% at December 31, 2009.  For more information, please see the discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release.

Share Repurchase Program

In the first quarter of 2010, the Company did not repurchase any shares.

Reaffirms 2010 Guidance

Universal American expects to earn approximately $1.70 to $1.80 per diluted share for the full year 2010, excluding realized gains/(losses) on investments and the non-recurring tax benefit.  The table below provides additional information relating to our guidance.

	Reported
	Quarter Ended
	March 31, 2010	FY 2010
Diluted EPS (1)
EPS before non-recurring tax benefit	$(0.01)	$1.70	$1.80
Non-recurring tax benefit	0.03	0.03	0.03
Reported EPS	$0.02	$1.73	$1.83

Revenue ($ in millions) (2)
Medicare Advantage	$785	$2,875	$3,075
Medicare Part D	644	2,100	2,200
Traditional Insurance	80	310	330
Total Revenue	$1,509	$5,285	$5,605
Membership (000s)
End of Period Membership
HMO	67	65	70
PPO	22	23	27
PFFS	197	192	203
Total Medicare Advantage	286	280	300
Total Medicare Part D	1,877	1,810	1,910
Total	2,163	2,090	2,210

Medicare Advantage Benefit Ratio	82.7%	83.5%	85.5%

Notes:

(1)          Reflects actual weighted average diluted shares outstanding of 78.1 million for the three months ended March 31, 2010.  Guidance range assumes weighted average diluted shares outstanding of 78.5 million for full year and no additional share repurchases.

(2)          Excludes Senior Administrative Services, Corporate, Eliminations, and realized losses for the quarter ended March 31, 2010.  Guidance range excludes realized gains and losses.

Conference Call

Universal American will host a conference call at 10:00 a.m. Eastern Time on Friday, April 30, 2010, to discuss financial results and other corporate developments.  Additionally, a slide presentation, which will accompany the call, will be posted in the “Investors” section of Universal American’s website at www.UniversalAmerican.com. Interested parties may participate in the call by dialing 706-679-0770. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.UniversalAmerican.com, and clicking on the “Investors” link in the upper right location in the “Investors” section. To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software. We will archive the conference call; if you are unable to listen live, you can access it from the investor relations area of the Company’s website for approximately 60 days.

Prior to the conference call, Universal American will make available on its website supplemental financial data in connection with its quarterly earnings release. You can access this supplemental financial data at www.UniversalAmerican.com under the heading “Investor Relations - Financial Reports”.

About Universal American Corp.

Universal American, through our family of healthcare  companies, offers health benefit plans designed to promote collaboration among our members and their healthcare professionals. This Healthy CollaborationSM improves, each day, the health and well-being of more than two million older and disabled Americans. For more information on Universal American, please visit our website at www.UniversalAmerican.com.

*              *              *

Forward Looking Statements

Matters discussed in this news release and oral statements made from time to time by representatives of Universal American may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of the company’s executive officers, the words or phrases like “expects,” “anticipates,” “believes,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, in quarterly reports on Form 10-Q, current reports on Form 8-K, and annual reports on Form 10-K.  A summary of the information set forth in the “Risk Factors” section of the Company’s SEC filings includes but is not limited to the following:

•                  Measures of the new administration and U.S. Congress to expand covered health insurance and/or implement changes within the health care system could increase our cost of doing business and could adversely affect our profitability.

•                  We may be unable to execute our plan to respond to the challenges resulting from the passage into law of the Medicare Improvements for Patients and Providers Act of 2008.

•                  We are subject to extensive government regulation; compliance with laws and regulations is complex and expensive, and any violation of the laws and regulations applicable to us could reduce our revenues and profitability and otherwise adversely affect our operating results.  Changes in governmental regulation or legislative reform could also increase our costs of doing business and adversely affect our profitability.

•                  CMS’s risk adjustment payment system and budget neutrality factors make our revenue and profitability difficult to predict and could result in material retroactive adjustments to our results of operations.

•                  If we are unable to develop and maintain satisfactory relationships with the providers of care to our members, our profitability could be adversely affected and we may be precluded from operating in some markets.

•                  Competition in the insurance, healthcare, PBM and pharmacy industries is intense, and if we do not design and price our products properly and competitively, our membership and profitability could decline.

•                  Reductions in funding for Medicare programs could materially reduce our profitability.

•                  If we fail to effectively execute our Medicare initiatives and our other operational and strategic initiatives, our business could be materially adversely affected.

•                  We have incurred and may in the future incur significant expenses in connection with the implementation and expansion of our new Medicare Advantage plans, which could adversely affect our operating results.

•                  Given the current economic climate, Universal American’s stock and the stock of other companies in the insurance industry may be increasingly subject to stock price and trading volume volatility.

•                  We have debt outstanding that contains restrictive covenants, and we may be unable to access other sources of financing should we require additional external financing or obtain waivers of relevant covenants or, if they arise, defaults under the debt agreements.

•                  Downgrades in our debt ratings, should they occur, may adversely affect our business, financial condition and results of operations.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended March 31,
Consolidated Results	2010	2009

Net premiums and policyholder fees	$1,497.4	$1,349.1
Net investment income	10.8	15.7
Other income	4.9	4.2
Realized losses	(0.3)	(7.2)
Total revenues	1,512.8	1,361.8

Policyholder benefits	1,334.8	1,193.6
Change in deferred acquisition costs	3.0	7.7
Amortization of present value of future profits	5.9	5.9
Commissions and general expenses, net of allowances	170.5	175.2
Total benefits and expenses	1,514.2	1,382.4

Loss before equity in earnings of unconsolidated subsidiary	(1.4)	(20.6)
Equity in earnings of unconsolidated subsidiary	—	0.1

Loss before income taxes	(1.4)	(20.5)

Benefit from income taxes (1)	2.8	7.4

Net income / (Loss)	$1.4	$(13.1)

Per Share Data (Diluted)
Net income / (Loss)	$0.02	$(0.16)

Weighted Average Shares Outstanding	78.1	83.0

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended March 31,
Income (Loss) before Taxes by Segment	2010	2009

Medicare Advantage	$47.6	$46.2
Medicare Part D	(32.0)	(35.9)
Traditional Insurance	(5.7)	(15.5)
Senior Administrative Services	1.3	3.4
Corporate	(12.3)	(11.5)
Realized Losses	(0.3)	(7.2)

Loss before taxes	$(1.4)	$(20.5)

BALANCE SHEET DATA	March 31, 2010
Total cash and investments	$1,879.2
Total assets	$4,096.9
Total policyholder related liabilities	$1,505.7
Total reinsurance recoverable (ceded policyholder liabilities)	$737.1
Outstanding bank debt	$312.9
Other long term debt	$110.0
Total stockholders’ equity	$1,469.7
Book value per common share	$18.46
Diluted weighted average shares outstanding-year to date	78.1

Non-GAAP Financial Measures *
Total stockholders’ equity (excluding AOCI) *	$1,474.1
Diluted book value per common share (excluding AOCI) * (2)	$18.32
Debt to total capital ratio (excluding AOCI) * (3)	22.3%

	Three Months Ended March 31,
	2010	2009

Adjusted net loss (4)	$(0.7)	$(8.4)
Per share (diluted) – Adjusted net loss	$(0.01)	$(0.10)

*

Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP).

(1)

The effective tax rate was a benefit of 198.3% for the first quarter of 2010, and a benefit of 36.0% for the first quarter of 2009. The increase in the effective rate for the quarter ended March 31, 2010 is due to the recording of $2.3 million of non-recurring tax benefits during the first quarter of 2010. Excluding these non-recurring tax benefits, the effective tax rate for the first quarter of 2010 was a benefit of 36.9%.

(2)

Diluted book value per common share (excluding AOCI) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (loss) (“AOCI”), plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(3)

The Debt to Total Capital Ratio (excluding AOCI) is calculated as the ratio of the sum of the Outstanding Bank Debt and Other Long Term Debt to the sum of Stockholders’ Equity (excluding AOCI) plus Outstanding Bank Debt plus Other Long Term Debt.

(4)	Adjusted net income is calculated as net income excluding realized losses and the non-recurring tax benefit.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. You should not consider non-GAAP measures to be an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies. The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

Total Stockholders’ Equity (excluding AOCI)	March 31, 2010	December 31, 2009
Total stockholders’ equity	$1,469.7	$1,449.5
Plus: Accumulated other comprehensive loss	4.4	7.9

Total stockholders’ equity (excluding AOCI)	$1,474.1	$1,457.4

Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive loss, do not relate to the performance of Universal American’s core business operations.

Diluted Book Value per Common Share	March 31, 2010	December 31, 2009
Total stockholders’ equity	$1,469.7	$1,449.5
Proceeds from assumed exercises of vested options	21.1	8.8
	$1,490.8	$1,458.3
Diluted common shares outstanding	81.6	79.8

Diluted book value per common share	$18.26	$18.28

Total stockholders’ equity (excluding AOCI)	$1,474.1	$1,457.4
Proceeds from assumed exercises of vested options	21.1	8.8
	$1,495.2	$1,466.2
Diluted common shares outstanding	81.6	79.8

Diluted book value per common share (excluding AOCI)	$18.32	$18.38

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive loss, do not relate to the performance of Universal American’s core business operations.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions

(Unaudited)

	March 31, 2010	December 31, 2009
Debt to Total Capital Ratio
Outstanding bank debt	$312.9	$313.8
Other long term debt	110.0	110.0
Total outstanding debt	$422.9	$423.8

Total stockholders’ equity	$1,469.7	$1,449.5
Outstanding bank debt	312.9	313.8
Other long term debt	110.0	110.0
Total capital	$1,892.6	$1,873.3

Debt to total capital ratio	22.3%	22.6%

Total stockholders’ equity (excluding AOCI)	$1,474.1	$1,457.4
Total outstanding bank debt	312.9	313.8
Total outstanding trust preferred securities	110.0	110.0
Total capital	$1,897.0	$1,881.2

Debt to total capital ratio (excluding AOCI)	22.3%	22.5%

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

Adjusted Net Income / (Loss) ($ in millions, except per share amounts)

	Three Months Ended March 31,
	2010	2009

Net income / (loss)	$1.4	$(13.1)
Net realized losses, after-tax	0.2	4.7
Non-recurring tax benefit	(2.3)	—
Adjusted net income / (loss)	$(0.7)	$(8.4)

Per share (diluted)
Net income / (loss)	$0.02	$(0.16)
Net realized losses, after-tax	—	0.06
Non-recurring tax benefit	(0.03)	—
Adjusted net loss	$(0.01)	$(0.10)

Universal American uses adjusted net income / (loss), calculated as net income / (loss) excluding after-tax net realized investment losses and the non-recurring tax benefit, as a basis for evaluating operating results. Although the excluded items may recur, we believe that realized gains and losses in our investment portfolio and the non-recurring tax benefit do not relate to the performance of Universal American’s core business operations and that adjusted net income / (loss) provides a more useful comparison of our business performance from period to period.

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CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
Executive Vice President &		www.theequitygroup.com

Chief Financial Officer (914) 934-8820

Linda Latman (212) 836-9609